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                                                                     EXHIBIT 1.3



                            DESWELL INDUSTRIES, INC.

           UNANIMOUS CONSENT IN LIEU OF MEETING OF BOARD OF DIRECTORS


The undersigned, being all the members of the Board of Directors of Deswell Industries, Inc., an International Business Company incorporated in the British Virgin Islands (the "COMPANY"), in accordance with Part V, Section 51 of the International Business Companies Ordinance Cap. 291 as amended (the "ACT") hereby consent to the adoption of the following resolutions without a meeting, which actions shall be effective July 8, 2002:

WHEREAS, pursuant to section 24(1) of the Act, the Company may by resolution of directors amend its Memorandum of Association to increase or reduce its authorised capital and in connection therewith the Company may in respect of any unissued shares increase or reduce the number of such shares, increase or reduce the par value of any such shares or effect any combination of the foregoing.

WHEREAS, pursuant to section 25 of the Act, the Company may amend its Memorandum of Association to divide the shares, including issued shares, of a class or series into a larger number of shares of the same class or series or combine the shares, including issued shares, of a class or series into a smaller number of shares of the same class or series, provided, however, that where shares are divided or combined, the aggregate par value of the new shares must be equal to the aggregate par value of the original shares.

WHEREAS, pursuant to the provisions of Clause 17 of the Company's Memorandum of Association, the Company may amend its Memorandum and Articles of Association by way of resolution of directors.

WHEREAS, it is deemed to be in the best interests of the Company to authorise and approve a three-for-two share division (the "SHARE SPLIT") of the Company's issued and outstanding shares together with an increase in the Company's authorised capital and to effect certain related actions and authorise the officers to take certain actions.

WHEREAS, it is deemed necessary that, in order to effect the Share Split and the increase in the Company's authorised capital, two sets of amendments have to be filed- (i) to increase the number of shares that the Company is authorised to issue and to change the par value of the shares from US$0.01 to US$0.00666 and
(ii) to increase the authorised capital and to change the par value of the shares from US$0.00666 to no par value.

WHEREAS, upon the Share Split, the Company will not issue fractional shares and all fractional shares shall be redeemed and cancelled.

WHEREAS, it is deemed necessary that the fractional shares of the Company be redeemed out of the Company's surplus and cancelled; and



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WHEREAS, it is hereby determined that immediately after the redemption (a) the
Company will be able to satisfy its liabilities as they become due in the ordinary course of its business and (b) the realisable value of the assets of the Company will not be less than the sum of its total liabilities other than deferred taxes as shown on the books of account, and its capital; and

WHEREAS, after the aforementioned redemption of the issued and outstanding fractional shares of the Company which result from the Share Split the same will be cancelled; and

WHEREAS, it is hereby determined that after the cancellation of the said shares and the resulting reduction in capital, the capital of the Company will not be less than the aggregate par value of all outstanding shares with par value and all shares with par value held by the Company as treasury shares and the aggregate of the amounts designated as capital of all outstanding shares without par value and all shares without par value held by the Company as treasury shares that are entitled to a preference, if any, in the assets of the Company upon the liquidation of the Company and the Company will be able to satisfy its liabilities as they become due in the ordinary course of its business, and that the realisable value of the assets of the Company will not be less than its total liabilities, other than deferred taxes, as shown in the books of account and its remaining capital; and

NOW, THEREFORE, BE IT

RESOLVED, that the Company divide its current shares, including its issued shares into a larger number of shares so that the number of the Company's shares be increased from 20,000,000 shares to 30,000,000 shares and the par value be reduced from US$0.01 each to US$0.00666 each so that the aggregate par value of the new shares is equal to the aggregate par value of the original shares.

RESOLVED, that, for purposes of the foregoing resolution, clauses 8 and 9 of the Company's Memorandum of Association, as amended to date, shall be amended by deleting each Clause in its entirety and replacing it with the following (hereinafter referred to as "AMENDMENT NO. 1"):


                               "AUTHORISED CAPITAL

        8.     The authorised capital of the Company is US$200,000.

                     CLASSES, NUMBER AND PAR VALUE OF SHARES

        9. The authorised capital is made up of one class and series of shares divided into 30,000,000 shares of US$0.00666."

RESOLVED, that the record date (the "RECORD DATE") for shareholders entitled to shares issuable upon the effectiveness of the Share Split shall be July 8, 2002;

RESOLVED, that, upon the filing of Amendment No. 1 at the Companies Registry in the British Virgin Islands, the Share Split be effected, i.e., every two issued and outstanding shares of the Company shall be divided into three shares;


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RESOLVED FURTHER, that no fractional shares will be issued by the Company and that in lieu thereof the Company will pay to any shareholder entitled to a fractional share cash in an amount equal to the applicable fraction times the closing bid price of a share reported on The NASDAQ National Market on the Record Date as adjusted for the Share Split which amount is hereby determined to be equal to the fair value of such fractional interests;

RESOLVED FURTHER, that the share register of the Company be updated to reflect the number of shares that each shareholder now holds after (i) the Share Split; and (ii) the redemption and cancellation of any fractional shares.

RESOLVED FURTHER, that in connection with Share Split, the number of shares subject to outstanding options and reserved for issuance under the Company's stock option plans shall be proportionately adjusted to reflect the Share Split described above, and the exercise prices of outstanding options shall be proportionately reduced;

RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorised with the advice of counsel, to prepare, file with the National Association of Securities Dealers, The NASDAQ National Market and the Securities and Exchange Commission such forms and reports which may be necessary or appropriate in connection with effecting the Share Split, including without limitation, notification pursuant to applicable Rules of the Exchange Act, a listing application (if required) for the additional common shares issuable as a result of the Share Split; and

RESOLVED, that, upon to the filing of the Amendment No. 1 at the Companies Registry in the British Virgin Islands, the following resolution hereinafter referred to as "AMENDMENT NO. 2" be filed by the registered agent of the Company immediately thereafter on the same day:


                               "AUTHORISED CAPITAL

        8.     The authorised capital of the Company is US$300,000.

                     CLASSES, NUMBER AND PAR VALUE OF SHARES

        9. The authorised capital is made up of one class and series of shares divided into 30,000,000 shares of no par value."

RESOLVED, that, upon the filing of Amendment No. 2, every one (1) share issued and outstanding after the Share Split shall be exchanged for one (1) share of no par value and pursuant to section 20(2) of the Act, (the "SHARE EXCHANGE"), each share shall be deemed to have been issued for consideration equal to the consideration received in respect of the original share;

RESOLVED FURTHER, that each existing share certificate be and is hereby cancelled and any one director or officer of the Company be and is hereby authorised to issue under the Seal of the


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Company new share certificates evidencing the Share Exchange as previously resolved and to update the share register of the Company to reflect the Share Exchange;

RESOLVED FURTHER, that on July 22, 2002 the Company will mail to each shareholder of record on July 8, 2002, (i) a share certificate representing the number of the Company's shares registered in the name of the shareholder; and
(ii) if necessary, any funds representing the redemption monies for the fractional shares redeemed and cancelled;

RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorised and directed to execute and deliver such documents of any nature and to do any other act or thing in the name or behalf of the Company that may be necessary or desirable to carry out each and all of the foregoing resolutions.

This Consent may be executed in one or more counterparts.


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IN WITNESS WHEREOF, the undersigned have executed this Unanimous Consent in Lieu of Meeting of Board of Directors as of the date first written above.



---------------------------                        -----------------------------
Lau Pui Hon (Richard Lau)                          Li Chin Pang (C. P. Li)



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Leung Chi Wai (C. W. Leung)                        Stephen K. Seung



                           ---------------------------
                                 Hung-Hum Leung